                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 SCHEDULE 13D/A
                                (AMENDMENT NO. 5)

                    Under the Securities Exchange Act of 1934



                        MICROCELL TELECOMMUNICATIONS INC.
                                (Name of Issuer)


                            CLASS B NON-VOTING SHARES
                         (Title of Class of Securities)



                                    59501T874
                                 (CUSIP Number)


                              Michel Cordeau, Esq.
                    1250 Rene-Levesque Blvd. West, 38th Floor
                                Montreal, Quebec
                                 H3B 4W8 Canada
                            Tel. No.: (514) 397-8460
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)


                                   May 1, 2003
                          (Date of Event which Requires
                            Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this Schedule because of Rule 13-1(e), 13d-1(f) or 13d-1(g), check the following: [ ]


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================================================================================
CUSIP NO. 0005901T1                                            Page 2 of 7 Pages

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              9111-1369 QUEBEC INC.
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
     3    SEC USE ONLY
--------------------------------------------------------------------------------
     4    SOURCE OF FUNDS
              OO
--------------------------------------------------------------------------------
     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                         [ ]
--------------------------------------------------------------------------------
     6    CITIZENSHIP OR PLACE OF ORGANIZATION
              QUEBEC CORPORATION
--------------------------------------------------------------------------------
                            7    SOLE VOTING POWER
                                    N/A
                      ----------------------------------------------------------
  NUMBER OF                 8    SHARED VOTING POWER
    SHARES                          -0-
 BENEFICIALLY         ----------------------------------------------------------
OWNED BY EACH               9    SOLE DISPOSITIVE POWER
  REPORTING                         N/A
 PERSON WITH          ----------------------------------------------------------
                           10    SHARED DISPOSITIVE POWER
                                    -0-
--------------------------------------------------------------------------------
    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              N/A
--------------------------------------------------------------------------------
    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                        [ ]
--------------------------------------------------------------------------------
    13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              LESS THAN 5%
--------------------------------------------------------------------------------
    14    TYPE OF REPORTING PERSON
              CO
================================================================================

================================================================================
CUSIP NO. 0005901T1                                            Page 3 of 7 Pages

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              TELESYSTEM LTD.
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
     3    SEC USE ONLY
--------------------------------------------------------------------------------
     4    SOURCE OF FUNDS
              OO
--------------------------------------------------------------------------------
     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                         [ ]
--------------------------------------------------------------------------------
     6    CITIZENSHIP OR PLACE OF ORGANIZATION
              CANADIAN CORPORATION
--------------------------------------------------------------------------------
                            7    SOLE VOTING POWER
                                    N/A
                      ----------------------------------------------------------
  NUMBER OF                 8    SHARED VOTING POWER
    SHARES                          -0-
 BENEFICIALLY         ----------------------------------------------------------
OWNED BY EACH               9    SOLE DISPOSITIVE POWER
  REPORTING                         N/A
 PERSON WITH          ----------------------------------------------------------
                           10    SHARED DISPOSITIVE POWER
                                    -0-
--------------------------------------------------------------------------------
    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              N/A
--------------------------------------------------------------------------------
    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                        [ ]
--------------------------------------------------------------------------------
    13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              LESS THAN 5%
--------------------------------------------------------------------------------
    14    TYPE OF REPORTING PERSON
              CO
================================================================================

================================================================================
CUSIP NO. 0005901T1                                            Page 4 of 7 Pages

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              TELESYSTEM HOLDINGS INC.
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
     3    SEC USE ONLY
--------------------------------------------------------------------------------
     4    SOURCE OF FUNDS
              OO
--------------------------------------------------------------------------------
     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                         [ ]
--------------------------------------------------------------------------------
     6    CITIZENSHIP OR PLACE OF ORGANIZATION
              CANADIAN CORPORATION
--------------------------------------------------------------------------------
                            7    SOLE VOTING POWER
                                    N/A
                      ----------------------------------------------------------
  NUMBER OF                 8    SHARED VOTING POWER
    SHARES                          -0-
 BENEFICIALLY         ----------------------------------------------------------
OWNED BY EACH               9    SOLE DISPOSITIVE POWER
  REPORTING                         N/A
 PERSON WITH          ----------------------------------------------------------
                           10    SHARED DISPOSITIVE POWER
                                    -0-
--------------------------------------------------------------------------------
    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              N/A
--------------------------------------------------------------------------------
    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                        [ ]
--------------------------------------------------------------------------------
    13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              LESS THAN 5%
--------------------------------------------------------------------------------
    14    TYPE OF REPORTING PERSON
              CO
================================================================================

================================================================================
CUSIP NO. 0005901T1                                            Page 5 of 7 Pages

--------------------------------------------------------------------------------
     1    NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              CHARLES SIROIS
--------------------------------------------------------------------------------
     2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
     3    SEC USE ONLY
--------------------------------------------------------------------------------
     4    SOURCE OF FUNDS
              OO
--------------------------------------------------------------------------------
     5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
          TO ITEMS 2(d) OR 2(e)                                         [ ]
--------------------------------------------------------------------------------
     6    CITIZENSHIP OR PLACE OF ORGANIZATION
              CANADIAN CITIZEN
--------------------------------------------------------------------------------
                            7    SOLE VOTING POWER
                                    N/A
                      ----------------------------------------------------------
  NUMBER OF                 8    SHARED VOTING POWER
    SHARES                          -0-
 BENEFICIALLY         ----------------------------------------------------------
OWNED BY EACH               9    SOLE DISPOSITIVE POWER
  REPORTING                         N/A
 PERSON WITH          ----------------------------------------------------------
                           10    SHARED DISPOSITIVE POWER
                                    -0-
--------------------------------------------------------------------------------
    11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              N/A
--------------------------------------------------------------------------------
    12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES                                                        [ ]
--------------------------------------------------------------------------------
    13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              LESS THAN 5%
--------------------------------------------------------------------------------
    14    TYPE OF REPORTING PERSON
              IN
================================================================================

Item 1.  Security and Issuer.
         -------------------

     This Amendment No. 5 to the Schedule 13D dated February 9, 1998 is filed by 9111-1369 Quebec Inc. ("9111-1369"), Telesystem Ltd. ("Telesystem"), Telesystem Holdings Inc. ("Telesystem Holdings") and Mr. Charles Sirois (collectively, the "Reporting Persons") and relates to shares of Class B Non-Voting Shares, no par value (the "Class B Non-Voting Shares") of Microcell Telecommunications Inc., a Canadian corporation (the "Issuer"). Investissement T.E.L. Inc. and Telesystem Enterprises (T.E.L.) Ltd., who filed Amendment No. 4 to the Schedule 13D along with the Reporting Persons, were dissolved and distributed their assets to their parent company, Telesystem, on March 31, 2003 and September 5, 2002, respectively.

     This Amendment No. 5 is filed in accordance with Rule 13d-2 of the Securities Exchange Act of 1934, as amended, by the Reporting Persons and refers only to information which has materially changed since the filing of Amendment No. 4 to the Schedule 13D by certain of the Reporting Persons on September 24, 2002.

Item 5.  Interest in Securities of the Issuer.
         ------------------------------------

          (a)-(d) On May 1, 2003, the Issuer consummated its previously announced reorganization, including the issuance of additional equity securities. As a result of this additional issuance, none of the Reporting Persons has a beneficial interest of more than 5% of any class of the Issuer's equity securities.

          (e) The Reporting Persons ceased to be the beneficial owner of more than 5% of any class of the Issuer's equity securities on May 1, 2003.


                                       8

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                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

May 12, 2002
------------
Date



9111-1369 QUEBEC INC.



By:    /s/ Charles Sirois
    ---------------------------------------------
        Name: Charles Sirois
        Title: President



TELESYSTEM LTD.



By:      /s/ Charles Sirois
    ---------------------------------------------
        Name: Charles Sirois
        Title: President



TELESYSTEM HOLDINGS INC.



By:      /s/ Charles Sirois
    ---------------------------------------------
        Name: Charles Sirois
        Title: President



CHARLES SIROIS



          /s/ Charles Sirois
    ---------------------------------------------
        Charles Sirois